News Release
For Release October 25, 2019
9:00 AM

Contact:	Michael C. Crapps, President & Chief Executive Officer

Robin D. Brown, Executive Vice President & Chief Marketing Officer

(803) 951- 2265

First Community Announces CFO Transition

Lexington, SC – October 25, 2019 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced that Chief Financial Officer, Joseph G. “Joe” Sawyer, will retire on December 31, 2019. The company previously announced Mr. Sawyer’s intent to retire sometime in late 2019. Mr. Sawyer is a founding executive of the bank serving for 24 years from the bank’s opening in 1995 to present day as a $1.1 billion institution with three lines of business and 21 banking offices across three markets. In reflecting on the service of Mr. Sawyer, First Community President and Chief Executive Officer Mike Crapps commented, “Joe has been integral to the success of our company. He helped to build the culture that has sustained us and that is the foundation of all that we do. We have benefited from his leadership and friendship, and while we will miss his advice and counsel, we wish him well as he moves to the next phase of his life and a well-deserved retirement.”

Donald “Shawn” Jordan has been selected as First Community’s new Chief Financial Officer and will assume this position upon the retirement of Mr. Sawyer. In his 28 years of experience in the banking industry, Mr. Jordan has held leadership and executive positions with public and private financial institutions including local, regional and national organizations. His responsibilities have included corporate analytics, strategic planning, budgeting, forecasting, internal reporting, balance sheet management, interest rate risk planning, allowance for credit losses including CECL, regulatory relations, and mergers and acquisitions. Mr. Jordan’s most recent role was with IBERIABANK, a $32 billion asset institution where he served as Senior Vice President and Manager of Corporate Analytics. Prior to joining IBERIABANK, Mr. Jordan worked with AloStar Bank of Commerce where he served as Executive Vice President and Chief Financial Officer. He holds a bachelor’s degree in economics from Centre College and an MBA from Eastern Kentucky University. Mr. Crapps commented, “Shawn’s long tenure in the banking industry combined with diverse experience in various finance roles have well prepared him for this opportunity.” In reflecting on Mr. Jordan’s hiring as First Community’s new Chief Financial Officer role, Mr. Crapps noted, “Shawn brings his passion and enthusiasm along with his talent and experience to his new role and we are excited about the contributions he will make as our Chief Financial Officer and as a member of the bank’s Executive Leadership Team.”

Mr. Jordan will join the company on November 12, 2019 to provide time with Mr. Sawyer and ensure a smooth transition of the Chief Financial Officer responsibilities.

First Community Corporation common stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank headquartered in the Midlands of South Carolina. First Community Bank operates 21 banking offices located in the Midlands, Upstate and Aiken, South Carolina and Augusta, Georgia. The bank also has two other lines of business, First Community Bank Mortgage and First Community Financial Consultants, a financial planning/investment advisory division.

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